EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 9, 2009, with respect to the consolidated financial statements, schedule, and internal control over financial reporting, included in the Annual Report of Nathan’s Famous, Inc. and subsidiaries on Form 10-K for the year ended March 29, 2009.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Nathan’s Famous, Inc. on Forms S-8 (Registration Nos. 33-72066 effective November 22, 1993,  33-93396 effective June 8, 1995, 333-86043 effective August 27, 1999, 333-86195 effective August 30, 1999, 333-92995 effective December 17, 1999, 333-82760 effective February 14, 2002 333-101355 effective November 20, 2002 and File No. 333-155171 effective November 7, 2008).

/s/ GRANT THORNTON LLP

Melville, New York
June 9, 2009